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                                                                  Exhibit 10.32


CONFIDENTIAL

February 18, 2000

Mr. James Green
6105 Bur Trail
Raleigh, NC  27616

           Subject: ADDENDUM TO OCTOBER 13, 1999 OFFER OF EMPLOYMENT

Dear Jim,

With respect to the relocation provisions outlined in your original offer of employment letter dated October 13, 1999, the following revisions will apply:

         1. The Company will reimburse you for rental housing, not to exceed $3,700 monthly, commencing March l, 2000 and ending October 31, 2000 or ending upon the sale of your residence in North Carolina, whichever occurs first. These reimbursements will be applied to your relocation costs and replace the prior agreement.

         2. In the event that the Company terminates your employment, for any reason, the Company will continue to reimburse you for rental housing for no more than the one (1) year term of your lease (again, not to exceed $3,700 per month), beginning no later than March 1, 2000.

As per your original offer of employment, if you should voluntarily resign your employment, you will be responsible for the repayment of relocation expenses for a period of one year from the date of your last reimbursement.

For the Company:



--------------------     ----------
Barbara A. O'Grady        02/11/00
Director of Human Resources



For the Employee:


--------------------    -----------
James Green               02/11/00


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